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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NTN Communications, Inc.


We consent to incorporation by reference in the Registration Statement (No. 33-75732) on Form S-8 of NTN Communications, Inc. of our report dated April 10, 1997, relating to the consolidated balance sheets of NTN Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 Annual Report on Form 10-K of NTN Communications, Inc. Our report dated April 10, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                       /s/ KPMG Peat Marwick LLP

San Diego, California
April 14, 1997